Exhibit 23.2


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oshkosh Truck Corporation 1990 Incentive Stock Plan of our report dated October 23, 1999, except for Notes 4 and 15, as to which the date is November 24, 1999, with respect to the consolidated statements of income, shareholders' equity and cash flows, and the related financial statement schedule of Oshkosh Truck Corporation for the year ended September 30, 1999 included in its Annual Report (Form 10-K) for the year ended September 30, 2001, filed with the Securities and Exchange Commission.

                                               /s/   ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 5, 2002